                                                                    EXHIBIT 10.3


                                 EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made as of January 22, 1999 by Choice Information Systems, Inc., a Virginia corporation (the "Employer"), and Terence E. Hahm, an individual resident in Wisconsin (the "Employee").

     The parties, intending to be legally bound, agree as follows:

SECTION 1.     DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

     "Agreement" means this Employment Agreement, including all exhibits hereto, as amended from time to time.

     "Benefits" is defined in Section 3.1.

     "Board of Directors" means the board of directors of the Employer.

     "Confidential Information" means any and all:

        (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of Employer, and any other information of Employer, however documented, that is a trade secret within the meaning of applicable state trade secret law; and

        (b) information of Employer concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

        (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, the term "Confidential Information" does not include information that the Employee demonstrates (i) was or is generally available to the public other than as a result of a disclosure by the Employee or (ii) becomes available after the date of this Agreement to the Employee on a non-confidential basis, but only in the case of (ii) if (A) the source of such information is not bound by any confidentiality agreement with, or confidentiality obligation to, the Employer, or is not otherwise prohibited from transmitting the information to the Employee by a contractual, legal, fiduciary or other legal obligation, and (B) if the Employee receives the information from the source prior to its disclosure to the Employee by the

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Employer, the Employee notifies the Employer of Employee's prior knowledge promptly after disclosure by the Employer of the information.

     "Daily Journal" means the Daily Journal Corporation, a South Carolina corporation, together with its subsidiaries and affiliates (other than Employer).

     "Declining Salary" is defined in Section 4.4.

     "Disability" is defined in Section 4.2.

     "Employee Invention" means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to the business then being conducted or proposed to be conducted by the Employer during the Employment Period or (if disclosed to Employee during the Employment Period) after the Employment Period, and any such item created by the Employee, either solely or in conjunction with others, following the Termination Date, that is based upon or uses Confidential Information. The term "Employee Invention" includes the inventions, techniques, and specially commissioned works described in Exhibit A. Notwithstanding the foregoing, "Employee Inventions" shall not include software and related consulting services that Employee can demonstrate (a) are not based upon and do not use any Confidential Information, (b) have been developed solely on Employee's own time consistent with his obligations under Section 2.3 of this Agreement, (c) in the case of software, do not perform substantially the same function as any software product developed or marketed by Employer in its business (whether owned or licensed) whether prior to or during the Employment Period, and (d) cannot reasonably be expected to be used in any industry served or, if disclosed to Employee, proposed to be served by Employer during the Employment Period.

     "Employment Period" means the period of time the Employee is employed by the Employer.

     "Fiscal Year" means the Employer's fiscal year, as it exists on the date of this Agreement or as changed from time to time.

     "for Cause" is defined in Section 4.3.

     "Payment Period" means the Employment Period and any additional period of time during which Employee receives payments from the Employer pursuant to
Section 4 of this Agreement following termination of the Employment Period.

     "person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

     "Proprietary Items" is defined in Section 5.2(a)(iv).

     "Salary" is defined in Section 3.1(a).

     "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated January 22, 1999, among the Employer, Daily Journal, Michael W. Payton and Employee.

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     "Termination Date" means the date on which Employee's employment with
Employer is terminated pursuant to this Agreement.

     "Termination Notice" is defined in Section 4.1(d).

SECTION 2. EMPLOYMENT TERMS AND DUTIES

     2.1 Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

     2.2 Term. The Employee's term of employment will commence on January 22, 1999 and will end on January 23, 2004 unless earlier terminated pursuant to
Section 4 of this Agreement. Upon the termination of Employee's employment with Employer, Employee shall be entitled only to the payments, if any, provided for in Section 4.4 of this Agreement.

     2.3 Duties. The Employee will have such duties as are assigned or delegated to the Employee by the Board of Directors or President of the Employer. The Employee will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer. The Employee will (a) use his commercially reasonable efforts to promote the success of the Employer's business, (b) perform his assigned duties diligently, loyally, conscientiously, and with reasonable skill, (c) comply in all material respects with all rules, procedures and standards promulgated from time to time by the Employer with regard to his conduct and his access to and use of the Employer's property, information, equipment and premises, and (d) cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. If the Employee is elected as a director of the Employer or as a director or officer of any of its affiliates, the Employee will fulfill his duties as such director or officer without additional compensation. Employee acknowledges that the Employer retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment, reorganization or modification of research, development, production, marketing or organizational decisions as it sees fit, notwithstanding any employee's individual interest in or expectation regarding a particular business program, position or product.

SECTION 3. COMPENSATION

     3.1 Basic Compensation. The Employee will be paid an annual salary of $250,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Employee will also, during the Employment Period, be permitted to participate in such life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans, and be subject to the vacation, sick leave and holiday policies of Employer as in effect from time to time (collectively, the "Benefits"). Employee acknowledges that Employee's Benefits may be amended, enlarged, diminished or eliminated by Employer in its discretion from time to time.

     3.2 Expense Reimbursement. Employer shall reimburse Employee for business expenses incurred in connection with the performance of Employee's duties under this Agreement in accordance with Employer's business expense reimbursement policies and procedures as in effect from time to time.

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SECTION 4. TERMINATION

     4.1 Events of Termination. The Employment Period, the Employee's Salary and Bonus, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate:

       (a)  upon the death of the Employee;

       (b) upon the Disability of the Employee (as defined in Section 4.2) immediately upon notice from either party to the other;

       (c) by Employer for Cause (as defined in Section 4.3), immediately upon determination by the Board of Directors after providing the notice specified in Section 4.3; or

       (d) by either party at any time reasonably or unreasonably in the absolute discretion of such party upon at least five (5) days' prior written notice from the terminating party to the other party (a "Termination Notice").

     4.2 Definition of "Disability". For purposes of Section 4.1, the Employee will be deemed to have a "Disability" if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for 60 consecutive days, or 90 days during any twelve month period, as determined in accordance with this Section
4.2. The Disability of the Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a Disability. The determination of the medical doctor selected under this Section 4.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 4.2, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead, under this Section 4.2, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 4.2.

     4.3 Definition of "for Cause". For purposes of Section 4.1, the phrase "for Cause" means the good faith determination by the Board of Directors, after notice to the Employee and provision to the Employee of an opportunity to present the Employee's view of the relevant facts and circumstances to the Board of Directors, that the Employee has

       (a) breached any of the Employee's material fiduciary duties or material legal or contractual obligations to the Employer or any stockholder of the Employer, which breach, if curable, has not been cured by Employee to Employer's reasonable satisfaction within 30 days after notice to Employee by Employer,

       (b) engaged in gross or persistent misconduct which is materially injurious to the Employer, or

       (c) has been convicted of or pleaded nolo contendre to (i) any misdemeanor which either (1) relates to the affairs of the Employer and is materially injurious to the Employer or (2) which brings Employee into public disrepute, or (ii) any felony.

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

     4.4 Termination Pay. Effective upon the Termination Date, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 4.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer under this Agreement. For purposes of this Section 4.4, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust or to locate or attempt to locate any beneficiary, personal representative, or trustee.

       (a)  Termination upon Death. If this Agreement is terminated because of
            ----------------------
     the Employee's death, the Employee will be entitled to receive his Salary through the end of the calendar month in which his death occurs.

       (b)  Termination upon Disability. If this Agreement is terminated by
            ---------------------------
     either party as a result of the Employee's Disability, as determined under
     Section 4.2, the Employer will pay the Employee his Salary through the remainder of the calendar month during which such termination is effective and for three (3) consecutive months thereafter, less any payment or other compensation made by Employer to Employee for any vacation, holiday, sick leave or other leave.

       (c)  Termination by the Employer for Cause. If the Employer terminates
            -------------------------------------
     the Employee's employment under this Agreement for Cause, the Employee will be entitled to receive his Salary only through the date such of such termination.

       (d)  Elective Termination by Employer. If Employer terminates this
            --------------------------------
     Agreement under subparagraph 4.1(d), the Employee will be entitled to receive salary at an annual rate of $250,000 through January 3, 2004, payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.

       (e)  Elective Termination by Employee. If Employee terminates this
            --------------------------------
     Agreement under subparagraph 4.1(d), the Employee will be entitled to receive:

          (i) If a notice has not been delivered to Employee under Section 4.3 within six months prior to the date on which a Termination Notice is delivered, the Employee will be entitled to receive his Declining Salary through January 3, 2004, or

          (ii) If a notice has been delivered to Employee under Section 4.3 within six months prior to the date on which a Termination Notice is delivered, the Employee will be entitled to receive his Declining Salary only through the Termination Date.

Notwithstanding paragraphs (d) and (e) above, Employer shall have no obligation to pay any Salary or Declining Salary after the Termination Date if prior to the Termination Date Employer has incurred aggregate unreimbursed Damages pursuant to Section 5.2 of the Stock Purchase Agreement which exceed $500,000.

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     For purposes of this Agreement, "Declining Salary" means the following annual salary levels during the period in which the Employee is eligible to receive Declining Salary:

          During 1999, $250,000
          During 2000, $200,000
          During 2001, $150,000
          During 2002, $116,667
          During 2003 and 2004, $100,000.

Declining Salary will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.

     The Employee's accrual of, or participation in plans providing for, the Benefits will cease at the Termination Date, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Employee will not receive, as part of his termination pay pursuant to this
Section 4, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the Termination Date.

SECTION 5. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

     5.1 Acknowledgments by the Employee. The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Employer has required that the Employee make the covenants in this Section 5 as a condition to its purchase of substantially all of the assets of Quindeca Corporation; and (e) the provisions of this
Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

     5.2 Agreements of the Employee. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

       (a)   Confidentiality.
             ---------------

          (i) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

          (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable state trade secret law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

          (iii) If the Employee is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Employee will provide the Employer with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Employee may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to Employer, the Employee is likely legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Employee must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

          (iv) The Employee will not remove from the Employer's premises
       (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form owned, leased or licensed by Employer (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

       (b)  Employee Inventions. Each Employee Invention will belong exclusively
            -------------------
     to the Employer. The Employee acknowledges that all of the Employee's writing, works of authorship, specially commissioned works listed in Exhibit A, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

          (i)   disclose to the Employer in writing any Employee Invention;

          (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

          (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

          (iv) sign all other papers necessary to carry out the above obligations; and
          (v) at the expense of Employer, give testimony and render any other assistance in support of the Employer's rights to any Employee Invention.

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

     5.3 Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

SECTION 6. NON-COMPETITION AND NON-INTERFERENCE

     6.1 Acknowledgments by the Employee. The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is national in scope and its products are marketed throughout the United States and Canada; (c) the Employer competes with other businesses that are or could be located in any part of the United States and Canada; (d) the Employer has required that the Employee make the covenants in this Section 6 as a condition to its purchase of substantially all of the assets (including all goodwill) of Quindeca Corporation; and (e) the provisions of this Section 6 are reasonable and necessary to protect the Employer's business. For purposes of this Section 6 only, during the Employment Period "Employer" shall include Daily Journal.

     6.2 Covenants of the Employee. In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

       (a) during the Payment Period, except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee's name or any similar name to, lend Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere within the United States or Canada; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

       (b) whether for the Employee's own account or for the account of any other person, at any time during the Payment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Employee to be a customer of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee's employment with the Employer;

       (c) whether for the Employee's own account or the account of any other person (i) at any time during the Payment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Payment Period, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

       (d) at any time during or after the Payment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

Nothing in paragraphs (a) or (b) above shall prevent Employee, following the Employment Period, from engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, lending the Employee's name or any similar name to, lending Employee's credit to or rendering services or advice to, any business which markets or develops software and related consulting services that Employee can demonstrate (i) are not based upon and do not use any Confidential Information or Employee Inventions, (ii) in the case of software, do not perform substantially the same function as any software product owned by or exclusively licensed to Employer, and (iii) is not specifically targeted for any industry served by Employer during the Employment Period or, if disclosed to Employee during the Employment Period, is proposed to be served by the Employer and for which the Employer has taken active steps during the Employment Period.

     If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

     The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by the Employee of such covenant.

     The Employee will, while the covenant under this Section 6.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Employee's employer. Daily Journal or the Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

SECTION 7. GENERAL PROVISIONS

     7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of either Section 5 or 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of either Section 5 or 6 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 7 or any other remedies of the Employer, if the Employee breaches any of the provisions of Section 5 or 6, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement provided that Employer shall remit to Employee such withheld payments upon a final determination that Employee did not engage in a breach of either Section 5 or 6 of this Agreement.

     7.2 Covenants of Sections 5 and 6 Are Essential Covenants. The covenants by the Employee in Sections 5 and 6 are essential elements of this

Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

     The Employee's covenants in Section 5 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise, or against Daily Journal, will not excuse the Employee's breach of any covenant in Section 5.

     If the Employee's employment hereunder expires or is terminated for any reason, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 5 and 6.

     7.3 Representations and Warranties by the Employee. The Employee represents and warrants to the Employer as follows:

       (a) The execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

       (b) The Employee has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Employee under this Agreement.

     7.4 Representations and Warranties by the Employer. The Employer represents and warrants to the Employee that the execution and delivery by the Employer of this Agreement have been duly authorized by Employer and do not, and the performance by the Employer of the Employer's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employer; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employer is a party or by which the Employer is or may be bound.

     7.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     7.6 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

     7.7 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If to Employer:

       Choice Information Systems, Inc.
       c/o Daily Journal Corporation
       915 E. First Street
       Los Angeles, CA  90012
       Attn:  Gerald L. Salzman
       Fax:   213-330-2666

     If to the Employee:

       Terence E. Hahm
       __________________________
       __________________________
       Fax:  _____________________

     7.8 Entire Agreement; Amendments. This Agreement, the Stock Purchase Agreement, the Shareholders Agreement, and the documents executed in connection with this Agreement, the Stock Purchase Agreement and the Shareholders Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

     7.9 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to conflicts of laws principles.

     7.10 Mandatory Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Any arbitration under this Agreement shall be adjudicated by three (3) arbitrators, one selected by Employer within fifteen (15) days after the commencement of arbitration, one selected by Employee within fifteen
(15) days after the commencement of arbitration and one selected by the two arbitrators within five (5) days after their appointment. If the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be at a place within the City of Los Angeles, California. Either party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issued raised by any claim or counterclaim. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within forty-five (45) days following the appointment of the third arbitrator. The award shall be by majority vote of the panel and shall be made within six (6) months of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. The arbitration panel's award shall be final. The parties agree and consent that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof. The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the party losing the arbitration shall pay all expenses and fees of the American Arbitration Association, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrators, and the fees, costs, and expenses of the arbitrators. The arbitration panel shall designate the prevailing party for these purposes. Except as may be required by law, neither a party, its counsel and other representatives, nor an arbitrator may disclose the existence, content, or results of any arbitrator hereunder without the prior written consent of both parties.

     7.11 No Guarantee. Nothing in this Agreement shall constitute an obligation of Daily Journal, and Employee acknowledges that Daily Journal does not guarantee or otherwise agree to perform any obligations of Employer whether pursuant to this Agreement or otherwise.

     7.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     7.15 Indemnification. The Employer shall indemnify Employee for, and provide for advancement of expenses relating to, any proceedings brought or threatened to be brought against Employee by reason of the fact that Employee was an employee, officer or director of Employer or any of its affiliates following the date of this Agreement to the same extent and on the same terms as Daily Journal provides indemnification and expense advancement to its employees, officers and directors from time to time.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.


EMPLOYER:                            CHOICE INFORMATION SYSTEMS, INC.


                    By:__________________________________
                    Name:
                    Title:


EMPLOYEE:           /s/ Terence E. Hahm
                    _____________________________________
                    Terence E. Hahm

                                   EXHIBIT A

                          List of Employee Inventions
                          ---------------------------


All software heretofore invented by Employee or under his direction relating to business heretofore conducted by Employer or Quindeca Corporation.